EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Powerdyne International, Inc.

We hereby consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated February 18, 2011, relating to the financial statements of Powerdyne International, Inc. as of December 31, 2010 and for the period from February 2, 2010 (Inception) through December 31, 2010.

  /s/ Anton & Chia, LLP

Newport Beach, California

June 14, 2011